Exhibit 8.1

[Letterhead of McKee Nelson LLP]

March 20, 2007

SLC Student Loan Receivables I, Inc.

750 Washington Boulevard, 9th Floor

Stamford, Connecticut 06901

Re:

SLC Student Loan Receivables I, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SLC Student Loan Receivables I, Inc. (the “Registrant”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) relating to the proposed offering from time to time by one or more trusts (each, a “Trust”) in one or more series (each, a “Series”) of Student Loan Asset-Backed Notes (the “Notes”).  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, each Series of Notes is to be issued under and pursuant to the conditions of an amended and restated trust agreement, an indenture and an administration agreement (each, an “Agreement”) among the Registrant, an indenture trustee (the “Indenture Trustee”), an owner or eligible lender trustee, as applicable (each, the “Trustee”), and one or more other entities, each to be identified in the prospectus supplement for such Series of Notes.

As such counsel, we have examined copies of the certificate of incorporation and by-laws of the Registrant, the Registration Statement, the base prospectus (the “Prospectus”) and forms of prospectus supplements (the “Prospectus Supplements”) included therein, the form of each applicable Agreement, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Registrant, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.  As to various matters material to the opinions set forth below, we have relied, to the extent we deemed appropriate, upon the representations and warranties in the form of Agreements and statements and certificates of officers and representatives of the Registrant and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the captions “Certain U.S. Federal Income Tax Considerations” in the Prospectus and “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplements related to the treatment of the Notes, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

To the extent that the paragraph above expressly states our opinion, or states that our opinion will be provided as to any series of Notes, we hereby confirm and adopt such opinion herein as such opinion may be supplemented as described in the related prospectus supplement.  Please note that this paragraph applies only to those series of Notes for which our firm is named as counsel to the Registrant in the related prospectus supplement.

Our opinion above is based upon our interpretations of current law, including court authority and existing final and temporary treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service or a court.  Our opinion represents merely our best legal judgment on the matters presented; others may disagree with our conclusion.  There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.  In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We also note that the Prospectus and the Prospectus Supplements do not relate to a specific transaction and, accordingly, the descriptions of Federal income tax consequences referred to above may require modification in the context of a subsequent transaction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Matters” and “Certain U.S. Federal Income Tax Considerations” in the Prospectus and under the headings “Legal Matters” and “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplements, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ McKee Nelson LLP

McKEE NELSON LLP